Filed Pursuant to Rule 433
Registration No. 333-177645

PRICING TERM SHEET

Unilever Capital Corporation

0.450% Notes due 2015

0.850% Notes due 2017

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

0.450% Notes due 2015

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.
Ticker:	UNANA
Security Type:	SEC Registered Senior Notes
Size:	$450,000,000
Maturity:	July 30, 2015
Coupon:	0.450%
Price:	99.603%
Yield:	0.584%
Spread:	T+ 27 bps
Benchmark Treasury:	UST 0.250% due July 15, 2015
Benchmark Treasury Yield:	0.314%
Benchmark Treasury Price:	99-26
Net Proceeds:	$447,088,500

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764AN7 / US904764AN77
Trade Date:	July 30, 2012
Pay Dates:	January 30 and July 30, commencing January 30, 2013
Make-Whole:	UST + 5 bps
Settlement:	August 2, 2012 (T+3)
Bookrunners:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

0.850% Notes due 2017

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.
Ticker:	UNANA
Security Type:	SEC Registered Senior Notes
Size:	$550,000,000
Maturity:	August 2, 2017
Coupon:	0.850%
Price:	98.816%
Yield:	1.094%
Spread:	T+ 47 bps
Benchmark Treasury:	UST 0.500% due July 31, 2017
Benchmark Treasury Yield:	0.624%

Benchmark Treasury Price:	99-12+
Net Proceeds:	$541,563,000
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764AP2 / US904764AP26
Trade Date:	July 30, 2012
Pay Dates:	February 2 and August 2, commencing February 2, 2013
Make-Whole:	UST + 10 bps
Settlement:	August 2, 2012 (T+3)
Bookrunners:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, (iii) calling J.P. Morgan Securities LLC collect at 212-834-2533, or (iv) by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.